Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the Ordinary Shares, US$0.00001 par value per share, of LONDIAN WASON NEW ENERGY TECH INC., an exempted company incorporated under the laws of the Cayman Islands. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 10, 2026

/s/ Guanran Wang
Guanran Wang

DR Global Holdings Limited

By:	/s/ Guanran Wang
Name:	Guanran Wang
Title:	Director

Jesi Industrial Development (Hong Kong) Limited

By:	/s/ Guanran Wang
Name:	Guanran Wang
Title:	Director

Advanced New Energy Material Technology Holding Ltd.

By:	/s/ Guanran Wang
Name:	Guanran Wang
Title:	Director